Exhibit 99.4

Supplemental Financial Information Regarding the Company’s Interactive Gaming Business

	PF Year ended	PF LTM
	2013	3/31/2014
	(in millions)
Pro forma interactive gaming revenue	$89.6	$103.1
Adjustment (1)	20.0	13.9
Pro forma interactive revenue, as adjusted	$109.6	$117.0

(1) Adjustment to reflect the change to the presentation of social gaming revenue which, since the fourth quarter of 2013, is reported by the Company on a gross basis before platform fees as a result of a change in Facebook® payment settlement process (rather than on a net revenue basis as historically reported by WMS).